Exhibit 3.1

WORKSPACE PROPERTY TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

WORKSPACE PROPERTY TRUST, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:                                                      The Trust desires to and does hereby amend and restate in its entirety the declaration of trust of the Trust (the “Declaration of Trust”) as currently in effect and as hereinafter amended.

SECOND:                                       The following provisions are all the provisions of the Declaration of Trust currently in effect, as hereinafter amended:

ARTICLE I

FORMATION; ENTITY STATUS

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”).  The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company, limited liability company or corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

Workspace Property Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1                                    Purposes.  The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property.  Such purposes may, without limitation or obligation, include, at such time as the Board of Trustees so determines, engaging in business as a real estate investment trust (a “REIT”) under the Code.

Section 3.2                                    Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and any and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1                                    Powers.  Subject to Article I hereof and any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board.  Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

Subject to the provisions of any class of Shares (as defined herein) then outstanding, the Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to elect to cause the Trust to be qualified as a REIT under the Code; to elect to have the Trust treated as a corporation for tax purposes under the Code at such time as the Board of Trustees determines to cause the Trust to be qualified as a REIT under the Code; to terminate the status of the Trust as a REIT under the

Code (if the Trust becomes qualified as a REIT under the Code); to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Notwithstanding any provision to the contrary in this Declaration of Trust or in the Bylaws, the Trust, the Board of Trustees and the officers of the Trust shall, and are authorized to, take such actions as in the Board of Trustees’ sole judgment and discretion are desirable to operate in a manner that would permit the Trust, if it so elects, to qualify as a REIT under Section 856 through 860 of the Code and maintain such qualification.

Section 5.2                                    Number.  The number of Trustees (hereinafter the “Trustees”) initially shall be two (2), which number may be increased or decreased pursuant to the Bylaws of the Trust.  The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws.  The names of the Trustees who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are:

Thomas A. Rizk

Roger W. Thomas

These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws.  It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

The Trust elects, at such time as it becomes eligible under Section 3-802 of the Maryland General Corporation Law (the “MGCL”) to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of stock, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.3                                    Term.  The Trustees shall be elected at each annual meeting of the shareholders and shall serve until the next annual meeting of the shareholders and until their successors are duly elected and qualify, subject, however, in the case of Trustees to be elected by the holders of one or more classes or series of Shares, to the provisions of such classes or series.  Trustees need not be shareholders.

Section 5.4                                    Resignation or Removal.  Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice.  A Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1                                    Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”).  The Trust has authority to issue 300,000,000 common shares of beneficial interest, par value $0.01 per share (“Common Shares”), and 50,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”).  The aggregate par value of all the authorized Shares having par value is $3,500,000.  The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2                                    Common Shares.  Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, the Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges with respect thereto.  Each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.  The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.3                                    Preferred Shares.  The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares.

Section 6.4                                    Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the SDAT.  Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5                                    Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

Section 6.6                                    Dividends and Distributions.  The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.  If, and to the extent, the Board of Trustees has determined that the Trust is to qualify as a REIT, the Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding.  Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code.

Section 6.7                                    General Nature of Shares.  All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust.  The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a shareholder shall not terminate the Trust.  The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.8                                    Consideration for the Issuance of Shares.  The consideration for the issuance of Shares, and convertible securities, warrants, or options of the Trust, may consist in whole or in part of:  (i) money; (ii) tangible or intangible property; (iii) labor or services actually performed for the Trust; (iv) a promissory note or other obligation for future payment in money; or (v) contracts for labor or services to be performed, including but not limited to, contracts or agreements providing management or administrative services to the Trust.

Section 6.9                                    Fractional Shares.  The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.10                             Declaration and Bylaws.  All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES TO PRESERVE THE TRUST’S STATUS AS A REIT UNDER THE CODE

Section 7.1                                    Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit.  The term “Aggregate Share Ownership Limit” shall mean not more than nine and eight-tenths percent (9.8%) in value of the aggregate of the outstanding Equity Shares, excluding any such outstanding Equity Shares that are not treated as outstanding for U.S. federal income tax purposes.  The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  Whenever a Person Beneficially Owns shares of Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Declaration of Trust requires a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Trust to serve as trustee of the Charitable Trust.

Common Share Ownership Limit.  The term “Common Share Ownership Limit” shall mean not more than nine and eight-tenths percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares, excluding any such stock that is not treated as outstanding for U.S. federal income tax purposes.  The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Declaration of Trust.  The term “Declaration of Trust” shall mean this Declaration of Trust as accepted for record by the SDAT, and any amendments thereto.

Equity Shares.  The term “Equity Shares” shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder.  The term “Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

Individual.  The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date.  The term “Initial Date” shall mean the first day on which (a) Equity Shares are beneficially owned by 100 or more Persons (determined under the principles of Section 856(a)(5) of the Code) and (b) the Board of Trustees determines to cause the Trust to be qualified as a REIT under the Code.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

One Hundred Shareholders Date.  The term “One Hundred Shareholders Date” shall mean the first date on which Equity Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

Person.  The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT, but only with respect to such restrictions and limitations.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Capitalized terms used but not defined in this Article VII shall have the meanings ascribed to them elsewhere in the Declaration of Trust.

Section 7.2                                    Equity Shares.

Section 7.2.1                          Ownership Limitations.

(a)                                 Basic Restrictions.

(i)                                     (1) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                                  During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, taking into account any other income of the Trust that would not constitute qualifying income under such requirements).

(iii)                               During the period commencing on the One Hundred Shareholders Date and prior to the Restriction Termination Date, notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(b)                                 Transfer in Trust.  If any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or (ii),

(i)                                     then that number of Equity Shares the Beneficial or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person (and, if different, the direct or beneficial owner of such shares) shall acquire no rights in such Equity Shares (and shall be divested of its rights in such shares); or

(ii)                                  if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

In determining which Equity Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Charitable Trust (except as provided in Section 7.2.6) and, to the extent not inconsistent therewith, on a pro rata basis.

To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of Equity Shares by a single Charitable Trust would result in the Equity Shares being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then Equity Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII

Section 7.2.2                          Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or otherwise prevent such violation, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.  Nothing herein shall limit the ability of the Board of Trustees to grant a waiver as may be permitted under Section 7.2.7.

Section 7.2.3                          Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

Section 13.3.2                   If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4                             Construction.  In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.  In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.5                             Recordation.  The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

Section 13.6                             Maryland Anti-Takeover Statutes.  Notwithstanding any other provision of the Declaration of Trust or the Bylaws:  (i) Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of beneficial interest of the Trust; (ii) the Trust expressly elects not to be governed by the provisions of Section 3-602 of the MGCL, in whole or in part, as to any Business Combination between the Trust and any Interested Stockholder or any Affiliate of an Interested Stockholder (as such terms are defined in Section 3-601 of the MGCL) of the Trust, and any such Business Combination shall be exempted from the provisions of Section 3-602 of the MGCL; and (iii) the Trust is prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL, in whole or in part, other than Section 3-804(c) of the MGCL pursuant to Section 5.2 of the Declaration of Trust.

Section 13.7                             Shareholder Rights Plans.  The Trust is prohibited from adopting any Shareholder Rights Plan.  As used in this section, the term “Shareholder Rights Plan” means any agreement or other instrument under which a real estate investment trust within the meaning of Title 8 issues rights to its shareholders that (i) may be exercised under specified circumstances to purchase shares of beneficial interest or other securities of a real estate investment trust within the meaning of Title 8 or any other person and (ii) may become void if owned by a designated person or classes of persons under specified circumstances.

THIRD:                                                  The foregoing amendment to, and restatement of, the Declaration of Trust has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH:                                     The name and address of the Trust’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Declaration of Trust.

FIFTH:                                                    There are currently two (2) Trustees of the Trust, and the names of those Trustees currently in office are set forth in Section 5.2 of Article V of the foregoing amendment and restatement of the Declaration of Trust.

SIXTH:                                                   The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the foregoing amendment and restatement of the Declaration of Trust was 10,000 shares, consisting of 9,000 common shares of beneficial interest, par value $0.01 per share, and 1,000 preferred shares of beneficial interest, par value $0.01 per share.  The aggregate par value of all authorized shares of beneficial interest having par value was $100.00.

SEVENTH:                              The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 350,000,000 shares, consisting of 300,000,000 common shares of beneficial interest, par value $0.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $0.01 per share.  The aggregate par value of all authorized shares of beneficial interest having par value is $3,500,000.

EIGHTH:                                       The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the 8th day of November, 2017.

ATTEST:	WORKSPACE PROPERTY TRUST

/s/ Roger W. Thomas	By:	/s/ Thomas A. Rizk
Name: Roger W. Thomas		Name: Thomas A. Rizk
Title: Secretary		Title: Chief Executive Officer